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                                                                    Exhibit 10.K


                                 EMPLOYMENT AGREEMENT
                                 --------------------

    Agreement made as of August, 1997 by and between UNOVA, Inc,. a Delaware corporation ("UNOVA"), and CLAYTON A. WILLIAMS, an individual residing at 200 Riverfront Drive, Apt. P27K, Detroit, Michigan 48226 ("Executive").

    Executive is presently employed by Western Atlas Inc. ("Western Atlas") with the title Corporate Senior Vice President and Group Executive of Western Atlas' Manufacturing Systems Operations. Western Atlas has formed UNOVA, a wholly owned subsidiary, and adopted a plan to distribute 100% of the common stock of UNOVA to the shareholders of Western Atlas, resulting in UNOVA being a company separate from Western Atlas (the "Distribution"). The Industrial Automation Systems Group will be included in UNOVA.

    Executive has agreed to accept employment with UNOVA for the period commencing on the effective date of the Distribution and ending on December 31, 1998 unless further extended by the parties, with the initial title of Corporate Senior Vice President and Group Executive of the Industrial Automation Systems Group (the "Group").

    NOW, THEREFORE, in consideration of the premises and the mutual promises made in this Agreement, intending to be legally bound, UNOVA and Executive do hereby covenant, agree and understand as follows:

    1. EMPLOYMENT. UNOVA hereby employs Executive, and Executive hereby accepts such employment, and agrees to perform his duties and responsibilities hereunder, in accordance with the terms and conditions hereinafter set forth.

    1.1 EMPLOYMENT TERM. The employment term of this Agreement (the "Employment Term") shall commence on the effective date of the Distribution, and shall continue until and expire on December 31, 1998, unless terminated earlier in accordance with Section 4 hereof, in which event the Employment Term shall expire on such earlier termination date.

    1.2  DUTIES AND RESPONSIBILITIES.

         (a). During the Employment Term, Executive shall serve initially as Corporate Senior Vice President of UNOVA and as Group Executive of the Group and shall perform all duties and accept all responsibilities incidental to such position as may be assigned to him by the Chief Executive Officer of UNOVA (the "CEO") and the Board of Directors of UNOVA (the "Board"), and he shall cooperate fully with the Board and the CEO.

         (b). As Group Executive of the Group, Executive shall have general supervision over and control of the ordinary course of the business of the Group's operations and activities, subject in all cases to the supervision and control by the Board and the CEO.

         (c). Executive represents to UNOVA that he is not currently subject or a party to, and agrees that he will not after the effective date hereof become subject or a party to, any employment agreement, noncompetition covenant, nondisclosure agreement or other agreement, covenant, understanding or restriction which would prohibit Executive from executing this Agreement or performing fully his duties and responsibilities hereunder, or which would in any

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manner, directly or indirectly, limit or affect the duties and responsibilities which may now or in the future be assigned to Executive by UNOVA.

    1.3 EXTENT OF SERVICE. During the Employment Term, Executive shall use his best efforts in the business of UNOVA, and he shall devote substantially his full business time, attention and energy to the business of UNOVA and to the performance of his services and the discharge of his duties and responsibilities hereunder. Except as provided in the Intellectual Property Agreement and the Restrictive Covenant, referred to in Section 3 hereof, the foregoing shall not be construed as preventing Executive from making investments in other businesses or enterprises, provided that Executive agrees not to become engaged in any other business activity or investment which may interfere with his ability to discharge, or which may conflict with, his duties and responsibilities hereunder to UNOVA. Executive further agrees not to work on either a part-time or independent contractor basis for any other business or enterprise during the Employment Term without the prior written approval of the Board or the CEO.

    1.4  BASE COMPENSATION.

         (a). For all the services rendered and to be rendered by Executive hereunder, UNOVA shall pay Executive an annual salary at the rate of $280,000, less such withholding and other deductions as may be required by law or any employee benefit plan in which Executive participates, payable in installments at such times as the Group customarily pays its executive officers.

         (b). During the Employment Term, Executive shall also be: (i) entitled to three (3) weeks of paid vacation and to paid sick leave, as provided for by the Group to senior executives, in each calendar year of the Employment Term; (ii) provided the use of a new Chevrolet Caprice, Ford Crown Victoria, or Chrysler LHS automobile, as selected by Executive, and reimbursement of all reasonable expenses related thereto (but only one automobile for the Employment
Term); and (iii) permitted to participate in such life insurance, disability, medical and other fringe benefit programs of the Group as may exist from time to time for which Executive is eligible and subject to the terms of such programs.; provided, however, that Executive hereby acknowledges that he will not be eligible to participate in any Supplemental Executive Retirement Plan and in any Supplemental Medical Plan of UNOVA unless specifically nominated by the CEO and designated by the Compensation Committee of the Board of Directors of UNOVA (the "Compensation Committee") for participation, which nomination is not expected.

    1.5  INCENTIVE COMPENSATION.

         (a). In addition to the base compensation described in Section 1.4(a) above, for each calendar year included within the Employment Term, Executive shall be entitled to participate in the UNOVA Bonus Plan, as the same may be amended, modified, supplemented or replaced from time to time during the Employment Term, for an annual maximum aggregate bonus under such Plans of up to 125% of base compensation and subject to the satisfaction of any performance goals applicable to Executive recommended by the CEO and thereafter established by the Compensation Committee for the relevant periods. To the extent that the Employment Term ends before the end of a calendar year, Executive shall be paid, upon determination of the annual bonus amount, a pro rata portion of the annual bonus which would have been payable to Executive had the Employment Term not ended prior to the end of the calendar year pursuant to


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such Plans for such calendar year determined by multiplying such annual bonus amount by a fraction, the numerator of which is the number of full calendar months in such calendar year ending on or prior to the date of termination and the denominator of which is 12; and provided, however, that Executive shall not be entitled to any further payments of any such incentive or performance bonus in the event Executive's employment is terminated for "cause" pursuant to
Section 4.3.

    2.   EXPENSES.

         (a). The Group will reimburse Executive for all ordinary and necessary out-of-pocket business expenses incurred by him in connection with the discharge of his duties and responsibilities hereunder during the Employment Term in accordance with the Group's expense approval procedures then in effect, and upon presentation to the Group of an itemized account and written proof of such expenses. Extraordinary expenses, such as country club or other social club memberships, shall be subject to the prior approval of the CEO.

    3. PROPRIETARY AND INTELLECTUAL PROPERTY. Executive covenants to execute the Employee Intellectual Property Agreement, in the form of Exhibit I attached hereto (the "Intellectual Property Agreement") promptly upon the execution of this Agreement by Executive. The parties each acknowledge that the Intellectual Property Agreement as so executed is and shall be incorporated in this Agreement, and is and shall be integrated with and form a part of this Agreement, as if set forth herein. In addition to the covenants included in the Intellectual Property Agreement, Executive covenants and agrees (the "Restrictive Covenant") that, for the period of five (5) years following the later of termination of the Employment Term or termination of Executive's employment by UNOVA, Executive shall not: (1) interfere with any business relationship between UNOVA, or any of its subsidiaries or affiliates, and any customer, vendor, person or other firm; and (ii) directly or indirectly, own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit his name to be used in connection with, any business or enterprise engaged in the business of the Group, as the same may be constituted during the period of Executive's employment by UNOVA in any part of the world where the Group conducts business during that period; provided, however, that, notwithstanding the foregoing: (i) this provision shall not be construed to prohibit the passive ownership by Executive of not more than one percent (1%) of the capital stock of any corporation which is engaged in a business competitive with the Group having a class of securities registered pursuant to the Securities Exchange Act of 1934. In the event that the provisions of the Restrictive Covenant should ever be adjudicated to exceed the time, geographic, product or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or other limitations permitted by applicable law. Executive irrevocably and unconditionally agrees that, in the event of any violation of the Intellectual Property Agreement or the Restrictive Covenant, UNOVA shall be irreparably harmed and money damages shall not be an adequate remedy and, thus, that UNOVA shall be entitled to preliminary and permanent injunctive relief and other equitable relief as determined by the arbitrator referred to in Section 8 of this Agreement, which may be enforced in any federal or state court of competent jurisdiction. Executive agrees that effective service of process may be made upon him by mail under the notice provisions contained in Section 6 hereof, and that all pleadings, notices and other papers may be served upon him in the same manner.




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    4.   TERMINATION.

    4.1 PARTIAL OR TOTAL DISABILITY. If, in the judgment of the Board or the CEO, Executive is unable to perform his duties and responsibilities hereunder by reason of illness, injury or incapacity for three consecutive months, or for more than three months in the aggregate during any period of 12 calendar months, during which time UNOVA shall continue to compensate Executive hereunder (with such compensation to be reduced by the amount of any payments due Executive for this time period under any applicable disability benefit programs, including Social Security disability, workers' compensation and UNOVA-sponsored disability benefits), the Employment Term may be terminated by UNOVA, in which event UNOVA shall have no further liability or obligation to Executive except for: (i) unpaid salary and benefits accrued to the date of his termination; (ii) any additional disability or other benefits or payments (excluding any severance benefits or payments) otherwise payable to Executive under any applicable formal policy or plan of, or sponsored by, UNOVA which covers Executive at the time of his termination; and (iii) a pro rata portion of the performance bonus, if any, referred to in Section 1.5(a) hereof in respect of the period prior to the date on which the Employment Term is terminated. Executive agrees, in the event of any dispute under this Section 4.1 and if requested by UNOVA, to submit to a physical examination by a licensed physician mutually agreed upon by UNOVA and Executive, the cost of such examination to be paid by UNOVA.

    4.2 DEATH. In the event that Executive dies during the Employment Term, UNOVA shall pay to his executors, administrators or personal representatives, as appropriate, an amount equal to the installment of his salary payable for the month in which he dies. Thereafter, UNOVA shall have no further liability or obligation to Executive's executors, administrators, personal representatives, heirs, assigns or any other person claiming under or through him, except for:
(i) any benefits or other payments (excluding any severance benefits or payments) otherwise payable to Executive under any applicable formal policy or plan of, or sponsored by, UNOVA which covered Executive at the time of his death; and (ii) a pro rata portion of the performance bonus, if any, referred to in Section 1.5(a) hereof in respect of the period prior to the date on which Executive died.

    4.3 FOR CAUSE. Nothing in this Agreement shall be construed to prevent the termination of the Employment Term by UNOVA at any time for "cause." For purposes of this Agreement, "cause" shall mean: (i) the willful and continued failure of Executive to perform substantially Executive's duties with UNOVA (other than any such failure resulting from disability determined pursuant to Section 4.1 above) after a written demand for substantial performance is delivered to Executive by the Board or the CEO which specifically identifies the manner in which the Board or the CEO believes that Executive has not substantially performed Executive's duties; or (ii) the willful engaging by Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to UNOVA.

    For purposes of this provision, no act or failure to act on the part of Executive shall be considered "willful" unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive's action or omission was in the best interests of UNOVA. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the CEO or an officer of UNOVA superior to Executive, or based upon the advice of counsel for UNOVA, shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of UNOVA. Upon termination of the Employment Term for cause, UNOVA shall have no further liability or


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obligation to Executive, except for the payment of unpaid salary and benefits
(excluding any performance bonus) accrued to the date of his termination.

    4.4 WITHOUT CAUSE. UNOVA, by action of the Board or the CEO, may terminate the Employment Term at any time without any cause upon 30 days' prior written notice to Executive, in which event UNOVA shall only be obligated: (i) to pay Executive an amount which equals the salary payments called for by
Section 1.4(a) hereof for the balance of the Employment Term specified in
Section 1.1 hereof, the same as if such termination of the Employment Term had not occurred; (ii) to pay a pro rata portion of the performance bonus, if any, referred to in Section 1.5(a) hereof in respect of the period prior to and including the date of termination (calculated by taking the amount otherwise payable for the calendar year in question and multiplying that sum by a fraction, the numerator of which would be the number of full calendar months in such calendar year ending on or prior to the date of termination of the Employment Term, and the denominator of which would be 12; and (iii) to pay any severance benefits or payments otherwise payable to Executive under any applicable formal policy or plan of the Group which covers Executive at the time of this termination. The above amounts are agreed to be in lieu of any and all other liabilities or obligations which may in fact or law be due to Executive as a result of a termination of the Employment Term without cause before its normal expiration, provided, however, that the obligations of UNOVA under (i) through
(iii) above are subject to Executive's compliance with his obligations under
Section 3, Proprietary and Intellectual Property, and the Intellectual Property Agreement.

    5. SURVIVAL. Notwithstanding the termination of the Employment Term for any reason whatsoever, the obligations of Executive under the Intellectual Property Agreement and the Restrictive Covenant shall survive and remain in full force and effect to the extent and for the periods therein provided, and the provisions for equitable relief provided in Section 3 shall continue in force.

    6. NOTICES. All notices and other communications hereunder shall be in writing and deemed to have been given when hand delivered, in person or by a recognized courier or delivery service, when telexed to the recipient's telefax number (with receipt confirmed), or when mailed by registered or certified mail, return receipt requested, as follows (provided that notice of change of address shall be deemed given only when received):

If to UNOVA, to:

                             UNOVA, Inc.
                             360 North Crescent Drive
                             Beverly Hills, California 90210
                             ATTENTION:  General Counsel

                             or to telefax no. (310) 888-2913

If to Executive, to:

                             Clayton A. Williams
                             200 Riverfront Drive, Apt. P27K
                             Detroit, MI  48226

                             or to telefax no. (______) ______________


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or to such other name, address or telefax number as any designated recipient shall specify by notice to the other designated recipients in the manner specified in this Section 6. Any communication delivered in another manner shall be deemed given only when actually received by the intended recipient.

    7. GOVERNING LAW. This Agreement and the Intellectual Property Agreement shall be governed by and interpreted under the laws of the State of Michigan without giving effect to any conflict of laws provisions.

    8. ARBITRATION. In recognition of the fact that differences may arise between UNOVA and Executive that may or may not relate to Executive's employment with UNOVA, and in recognition of the fact that resolution of any differences in the courts is rarely timely or cost effective for either party, UNOVA and Executive hereby agree to arbitration in order to establish and gain the benefits of a speedy, impartial and cost-effective dispute resolution procedure. Arbitration of differences between UNOVA and Executive shall be in accordance with, and pursuant to the terms of the Mutual Agreement to Arbitrate Claims, in the form of Exhibit II attached hereto, which Executive agrees to execute.

    9.   CONTENTS OF AGREEMENT; AMENDMENT AND ASSIGNMENT.

    (a). This Agreement, the Intellectual Property Agreement, and the Mutual Agreement to Arbitrate Claims set forth the entire understanding of the parties with respect to the subject matter hereof and may not be changed, modified or terminated except by a written amendment executed by UNOVA and by Executive. Furthermore, and without limitation, nothing in this Agreement shall be construed as giving Executive any right to be retained in the employ of UNOVA beyond the expiration of the Employment Term, and if employed thereafter, Executive specifically acknowledges that unless UNOVA and Executive have either extended this Agreement by a written instrument or entered into a new, written employment agreement, he shall be an employee-at-will and, thus, subject to discharge with or without cause and, in such event, without further compensation of any nature.

    (b). All of the provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, personal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive hereunder are of a personal nature and shall not be assignable or delegable in whole or in part by Executive.

    10. SEVERABILILY. If any provision of this Agreement or the application thereof to anyone or any circumstance is held invalid or unenforceable in any jurisdiction, the remainder of this Agreement and the application of such provision to such person or entity or such circumstance in any other jurisdiction or to other persons, entities or circumstances in any jurisdiction, shall not be affected thereby, unless such invalidity or unforceability substantially diminishes or substantially increases the rights and obligations of a party, taken as a whole, and to this end the provisions of this Agreement are severable.

    11. REMEDIES CUMULATIVE; NO WAIVER. Except as provided for in Section 8 hereof, no remedy conferred upon any party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and in addition to any other remedy


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given hereunder or now or hereafter existing at law or in equity.  No single waiver by any party of any right, remedy or power under any provision hereof, or existing at law or in equity, with respect to any event or circumstance shall be construed as a waiver of such provision or right as to any other event or circumstance, and any such right, remedy or power may be exercised by such party from time to time, and as often as may be deemed expedient or necessary by such party in its or his sole discretion.

    12. COUNSEL TO EXECUTIVE. Executive represents and acknowledges that: (i) he has been advised by UNOVA to consult his own legal counsel in respect of this Agreement; and (ii) he has, prior to execution of this Agreement, reviewed this Agreement thoroughly with his counsel to the extent Executive considers such review necessary and appropriate.

    13. MISCELLANEOUS. This Agreement may be executed in several counterparts, each of which shall be an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
UNOVA, INC.


                             By:  ________________________________

                             Title: _______________________________



                             ____________________________________
                                     Clayton A. Williams








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